Exhibit 99.1

Friday, May 14, 2004

     Press Release

Source:	Farmers National Banc Corp. Frank L. Paden, President 20 South Broad St. P.O. Box 555 Canfield, OH 44406 330-533-3341 330-533-0451 (FAX) Email: exec@fnbcanfield.com

Farmers National Banc Corp. Declares Cash Dividend and

Announces Approval of the

2004 Stock Repurchase Program

     Frank L. Paden, President of Farmers National Banc Corp., Canfield, OH, announced that the Company’s Board of Directors has declared a second quarter cash dividend of $.16 per share on its common stock, payable on June 30, 2004 to shareholders of record on June 11, 2004. This cash dividend represents a 6.7% increase to $.16 per share from $.15 per share paid in June 2003.

     In another action, Mr. Paden reported that the Board of Directors adopted the 2004 Stock Repurchase Program. Under the 2004 Stock Repurchase Program, the Company is authorized to repurchase shares of its outstanding common stock in the open market or in privately negotiated transactions. Through the Stock Repurchase Program, the Company will repurchase up to 4.9% of its outstanding common stock during the next 12 months. Mr. Paden stated that “the Board’s action was based on its conclusion that the ability to repurchase stock under certain appropriate circumstances represents an attractive investment opportunity that will benefit the Company and its shareholders.” The Directors approved this repurchase program based on current market and economic factors and gives the management another tool to strategically manage the Company’s strong capital position. The Company had implemented a Stock Repurchase Program in 2003; the new Repurchase Program will continue the success of the prior 2003 program. The repurchases under the plan will be made in accordance with Rule 10b-18 of the Securities Exchange Act of 1934, as amended.

     This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”), and this statement is included for the express purpose of protecting Farmers National Banc Corp. under this Act’s safe harbor provisions. The forward-looking statements are subject to risks and uncertainties that may cause actual results and actions of the Company to differ materially from those projected, including: the price of the Company’s stock in the market, availability and liquidity of the Company’s stock, conditions in the stock market, general economic conditions; business conditions in the banking industry; the regulatory environment; new legislation; fluctuating interest rate environments and other matters. Readers are cautioned not to place undue reliance on the forward-looking statements. Farmers National Banc Corp. undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release.